Exhibit 99.1

BROOKLINE BANCORP, INC. (BRKL) Brookline Bancorp Announces 2008 Third Quarter Earnings and Dividend Declaration

October 16, 2008 – Brookline, Massachusetts – Brookline Bancorp, Inc. (the “Company”) (NASDAQ: BRKL) announced today its earnings for the 2008 third quarter and approval by the Board of Directors of a regular quarterly dividend of $0.085 per share payable November 14, 2008 to stockholders of record on October 31, 2008.

The Company earned $1,751,000, or $0.03 per share on a basic and diluted basis, for the quarter ended September 30, 2008 compared to $4,249,000, or $0.07 per share on a basic and diluted basis, for the quarter ended September 30, 2007. The decline in net income was attributable primarily to the following factors: a loss of $1,598,000 ($1,536,000 after taxes or $0.03 per share) on the write-down and sales of perpetual preferred stock issued by the Federal National Mortgage Association (“FNMA”), a $1,659,000 ($969,000 after taxes) increase in the provision for credit losses, foregone interest income of $612,000 ($356,000 after taxes) resulting from a $41.4 million reduction in the average balance of stockholders’ equity caused primarily by stock repurchases and the payment of semi-annual extra dividends between the two periods, a $559,000 increase in expense for professional services and a $98,000 charge to adjust deferred income taxes as a result of a legislative change in the Massachusetts income tax rate to go into effect in the years 2010 through 2012.

On October 3, 2008, the President signed into law The Emergency Economic Stabilization Act of 2008 (the “Act”). The Act will allow applicable financial institutions, as defined, to deduct losses on FNMA preferred stock owned on September 6, 2008 or sold between January 1, 2008 and September 7, 2008 as ordinary income losses for tax purposes. The term “applicable financial institution” does not expressly include security corporation subsidiaries, such as the Company subsidiary in which the FNMA loss referred to in the preceding paragraph was recorded. The Secretary of the Treasury has the authority to write guidance, rules or regulations as he deems necessary to carry out the purposes of the Act. If the Act is changed so as to include security corporation subsidiaries, the Company would be able to record as of the date of the change an income tax benefit of approximately $488,000 as a credit to its earnings.

Net income for the nine months ended September 30, 2008 was $8,120,000, or $0.14 per share on a basic and diluted basis, compared to $14,043,000, or $0.24 per share ($0.23 on a diluted basis) for the nine months ended September 30, 2007. The decline in net income was attributable primarily to the following factors: a loss of $2,847,000 ($2,336,000 after taxes or $0.04 per share) on the write-down and sales of securities related to preferred stock issued by FNMA and Merrill Lynch and Co., Inc. (“Merrill”), a $3,995,000 ($2,324,000 after taxes) increase in the provision for credit losses, foregone interest income of $2,108,000 ($1,226,000 after taxes) resulting from a $46.8 million reduction in the average balance of stockholders’ equity caused by stock repurchases and payment of semi-annual extra dividends between the two periods, a $550,000 increase in expense for professional services and the charge to adjust deferred income taxes mentioned in the second preceding paragraph.

Interest rate spread and net interest margin are greatly influenced by the rate setting actions of the Federal Reserve and rates offered for loans and deposits by competitors. The overnight rate of federal fund borrowings declined seven times from 5.25% on September 18, 2007 to 2.00% on April 30, 2008. (On October 8, 2008, the rate was lowered to 1.50%). The rapidity of the rate reductions had an immediate negative effect on the yield of the Company’s assets adjustable to market rates and those assets that either matured or were refinanced. The impact on rates paid for certificates of deposit and borrowed funds, however, was less rapid as many of those liabilities matured later on. Interest rate spread and net interest margin started to improve in the 2008 second quarter as maturing certificates of deposit and borrowed funds were refinanced at lower rates. That trend continued in the 2008 third quarter and is expected to continue for the next few quarters. Recent turmoil in national and international financial markets, however, could cause unexpected changes in interest rates and economic conditions.

Interest rate spread improved from 2.14% in the 2007 third quarter and 2.21% in the 2008 second quarter to 2.45% in the 2008 third quarter due primarily to the matters mentioned in the preceding paragraph. Net interest margin declined from 3.16% in the 2007 third quarter to 3.03% in the 2008 second quarter, but improved to 3.18% in the 2008 third quarter. The decline resulted primarily from the foregone interest income mentioned earlier while the improvement in the most recent quarter was due primarily to the matters discussed in the preceding paragraph.

The provision for credit losses was $3,162,000 in the 2008 third quarter compared to $1,503,000 in the 2007 third quarter and $7,855,000 in the first nine months of 2008 compared to $3,860,000 in the first nine months of 2007. The provision is comprised of amounts relating to the indirect automobile (“auto”) loan portfolio, equipment finance and small business loans originated by a subsidiary (“Eastern”), and the remainder of the Company’s loan portfolio and unfunded commitments.

The auto loan portfolio amounted to $604.5 million at September 30, 2008 compared to $594.3 million at December 31, 2007 and $605.9 million at September 30, 2007. Due to rising delinquencies and charge-offs and deteriorating trends in the economy and the auto industry, the Company took steps in the second half of 2007 to tighten its underwriting criteria. Also, effective July 1, 2008, the Company curtailed dealer accommodation loans due to higher credit risks normally associated with such loans.

The changes in underwriting mentioned above have had a positive effect on loan quality. Loans originated to borrowers with credit scores below 660 declined from $35.6 million, or 12.8% of loans originated in the first nine months of 2007, to $13.4 million, or 5.7% of the loans originated in the first nine months of 2008, and to $2.9 million, or 3.6% of the loans originated in the 2008 third quarter. The average credit score of auto loans originated in the 2008 third quarter was 756 compared to the average credit score of 732 for auto loans outstanding at September 30, 2008.

Auto loans delinquent 30 days or more at September 30, 2008 were $10.4 million (1.72% of the portfolio) compared to $9.8 million (1.64%) at June 30, 2008 and $11.7 million (1.98%) at December 31, 2007. According to data published by the American Bankers Association, the rate of all indirect auto loans in Massachusetts past due 30 days or more at June 30, 2008 (the latest date available) was 2.44%.

Auto loan net charge-offs increased from $1,232,000 in the 2007 third quarter (an annualized rate of 0.82% based on average loans outstanding) to $1,749,000 (1.16%) in the 2008 third quarter. Net charge-offs were $2,527,000 (0.58%) in the first nine months of 2007 compared to $4,808,000 (1.08%) in the first nine months of 2008. The increases resulted from a weakening economy as well as higher per unit losses from sales of repossessed vehicles caused in part by higher fuel prices.

The provision for auto loan losses was $2,600,000 in the 2008 third quarter compared to $1,389,000 in the 2007 third quarter and $6,346,000 in the 2008 nine month period compared to $3,012,000 in the 2007 nine month period. All of these amounts exceeded the net charge-offs in those respective periods. Constant provisions in excess of net charge-offs has resulted in the allowance for auto loan losses growing from $4,662,000 (0.77% of loans outstanding) at September 30, 2007 to $5,662,000 (0.95%) at December 31, 2007 and $7,200,000 (1.19%) at September 30, 2008. In evaluating the overall adequacy of the allowance for loan losses, the unallocated portion of the allowance for loan losses of $3,586,000 at September 30, 2008 that is available to offset any possible shortfall should be taken into consideration if future charge-offs in any segment of the Company’s loan portfolio exceed current estimates.

The provision for Eastern loan losses was $242,000 in the 2008 third quarter compared to $114,000 in the 2007 third quarter and $639,000 in the first nine months of 2008 compared to $823,000 in the first nine months of 2007. Net charge-offs in the nine month periods were $559,000 in 2008 (an annualized rate of 0.52% based on the average balance of loans outstanding) compared to $742,000 in 2007 (0.75% annualized rate). Eastern loans delinquent 30 days or more increased to $2,762,000 (1.93% of loans outstanding) at September 30, 2008 from $2,485,000 (1.72%) at June 30, 2008 and $2,699,000 (1.91%) at December 31, 2007. The allowance for Eastern loan losses at September 30, 2008 was $2,507,000, or 1.75% of Eastern’s $143 million portfolio.

The remainder of the Company’s loan portfolio (net of unadvanced funds), which equaled $1.295 billion at September 30, 2008, was comprised of commercial real estate mortgage loans ($454 million), residential mortgage loans ($354 million), multi-family mortgage loans ($310 million), commercial loans ($110 million), construction loans ($24 million) and home equity and other consumer loans ($43 million). These parts of the portfolio, which grew only $27 million in the year 2007, grew $75 million in the 2008 third quarter and $162 million in the first nine months of 2008. Growth in the nine month period was concentrated primarily in commercial real estate mortgage loans ($73 million), residential mortgage loans ($60 million) and multi-family mortgage loans ($15 million).

The provision for credit losses related to the portfolio addressed in the preceding paragraph and to unfunded commitments was $320,000 in the 2008 third quarter compared to none in the 2007 third quarter and $870,000 in the 2008 nine month period compared to $25,000 in the 2007 nine month period. The provisions were established solely due to loan growth as no loan charge-offs were experienced other than an inconsequential amount of consumer loans. (Earnings were charged $67,000 in the first half of 2008 as a result of write-downs in the carrying value of a foreclosed residential property).

Except for a $2,000 net loss on other equity securities, all of the loss on write-down and sales of securities in the 2008 third quarter resulted from the write-down of FNMA perpetual preferred stock owned by the Company to its market value of $135,000 at September 30, 2008. In the 2008 first quarter, FNMA and Merrill perpetual preferred stock owned by the Company was written down by $773,000 and $476,000, respectively. At September 30, 2008, Merrill perpetual preferred stock owned by the Company had a carrying value of $932,000 and a market value of $581,000. The unrealized loss of $351,000 was recognized as a market value adjustment to stockholders’ equity since the loss was not considered to be an other-than temporary impairment loss at that date. Also, on September 30, 2008, the Company owned pooled trust preferred securities with a cost of $1,268,000. The unrealized loss on those securities of $686,000 was not considered to be an other-than-temporary impaired loss, but was recognized as a market value adjustment to stockholders’ equity.

Excluding amortization of intangible assets, non-interest expenses were $827,000 (8.4%) higher in the 2008 third quarter than in the 2007 third quarter and $1,642,000 (5.7%) higher in the 2008 nine month period than in the 2007 nine month period. The increases resulted primarily from higher professional fees, loan collection costs, auto repossession costs and data processing costs as well as the costs associated with a new branch opened in the past year.

David J. Pallin, who is 69 years old and the senior officer responsible for indirect auto lending, today announced his retirement from the Company effective December 31, 2008. Mark R. Hennessy, who has been an officer in the Company’s indirect auto lending business since February 2003, will assume management responsibilities for that business segment. Mr. Pallin will be available for consultation until the date of his retirement.

The above text contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Projections about future events are subject to risks and uncertainties that could cause actual results to differ. Factors that could cause such differences include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations and competition.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES Consolidated Balance Sheets (In thousands except share data)

	September 30,	December 31,	September 30,
	2008	2007	2007
ASSETS
Cash and due from banks	$21,516	$17,699	$15,665
Short-term investments	111,528	135,925	130,254
Securities available for sale	279,865	284,051	265,424
Securities held to maturity (market value of $172, $199 and $203, respectively)	164	189	195
Restricted equity securities	35,318	28,143	26,563
Loans	2,065,748	1,890,896	1,892,087
Allowance for loan losses	(27,232)	(24,445)	(23,461)
Net loans	2,038,516	1,866,451	1,868,626
Accrued interest receivable	8,902	9,623	9,897
Bank premises and equipment, net	9,910	9,045	9,267
Deferred tax asset	13,342	10,849	10,936
Prepaid income taxes	-	2,105	1,089
Goodwill	43,241	42,545	42,545
Identified intangible assets, net of accumulated amortization of $7,931, $6,618 and $6,115, respectively	5,021	6,334	6,837
Other assets	5,663	5,551	4,608
Total assets	$2,572,986	$2,418,510	$2,391,906

LIABILITIES AND STOCKHOLDERS’ EQUITY
Retail deposits	$1,300,394	$1,250,337	$1,244,642
Brokered deposits	27,047	67,904	67,991
Borrowed funds	727,162	548,015	512,019
Subordinated debt	-	7,008	7,024
Mortgagors’ escrow accounts	5,802	5,051	5,429
Income tax payable	5	-	-
Accrued expenses and other liabilities	20,835	20,116	21,997
Total liabilities	2,081,245	1,898,431	1,859,102

Minority interest in subsidiary	1,275	1,371	1,321

Stockholders’ equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued	-	-	-
Common stock, $0.01 par value; 200,000,000 shares authorized; 63,742,994 shares, 63,323,703 shares and 63,264,210 shares issued, respectively	637	633	633
Additional paid-in capital	517,865	513,949	511,758
Retained earnings, partially restricted	38,356	68,875	70,109
Accumulated other comprehensive income (loss)	(1,364)	121	7
Treasury stock, at cost - 5,373,733 shares, 5,333,633 shares and 3,922,911 shares, respectively	(62,107)	(61,735)	(47,815)
Unallocated common stock held by ESOP - 548,868 shares, 574,974 shares and 588,500 shares, respectively	(2,921)	(3,135)	(3,209)
Total stockholders’ equity	490,466	518,708	531,483

Total liabilities and stockholders’ equity	$2,572,986	$2,418,510	$2,391,906

BROOKLINE BANCORP, INC. AND SUBSIDIARIES Consolidated Statements of Income (In thousands except share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007

Interest income:
Loans	$31,735	$31,258	$93,541	$91,181
Debt securities	3,381	3,342	10,537	10,682
Marketable equity securities	50	15	173	50
Restricted equity securities	266	469	998	1,353
Short-term investments	559	1,759	1,971	5,242
Total interest income	35,991	36,843	107,220	108,508

Interest expense:
Retail deposits	8,997	11,476	30,673	33,332
Brokered deposits	366	1,019	1,846	3,092
Borrowed funds	7,286	6,211	20,089	17,371
Subordinated debt	-	140	65	531
Total interest expense	16,649	18,846	52,673	54,326

Net interest income	19,342	17,997	54,547	54,182
Provision for credit losses	3,162	1,503	7,855	3,860
Net interest income after provision for credit losses	16,180	16,494	46,692	50,322

Non-interest (loss) income:
Fees and charges	935	926	3,021	3,217
Loss on write-downs and sales of securities, net	(1,600)	-	(2,849)	-
Other income	23	1	54	40
Total non-interest (loss) income	(642)	927	226	3,257

Non-interest expense:
Compensation and employee benefits	5,221	5,227	15,779	15,712
Occupancy	922	854	2,761	2,545
Equipment and data processing	1,706	1,700	5,079	4,872
Professional services	1,021	462	2,027	1,477
Advertising and marketing	421	406	759	813
Amortization of identified intangibles	438	503	1,313	1,510
Other	1,428	1,243	4,177	3,521
Total non-interest expense	11,157	10,395	31,895	30,450

Income before income taxes and minority interest	4,381	7,026	15,023	23,129
Provision for income taxes	2,567	2,711	6,731	8,932
Net income before minority interest	1,814	4,315	8,292	14,197

Minority interest in earnings of subsidiary	63	66	172	154
Net income	$1,751	$4,249	$8,120	$14,043

Earnings per common share:
Basic	$0.03	$0.07	$0.14	$0.24
Diluted	0.03	0.07	0.14	0.23

Weighted average common shares outstanding during the period:
Basic	57,672,084	58,541,627	57,577,738	59,597,169
Diluted	57,894,141	59,020,681	57,826,811	60,171,865

BROOKLINE BANCORP, INC. AND SUBSIDIARIES Average Yields / Costs

	Three months ended September 30,
	2008			2007
	Average balance	Interest (1)	Average yield/ cost	Average balance	Interest (1)	Average yield/ cost
	(Dollars in thousands)
Assets
Interest-earning assets:
Short-term investments	$94,610	$559	2.35%	$134,882	$1,759	5.17%
Debt securities (2)	294,760	3,421	4.64	269,968	3,428	5.08
Equity securities (2)	36,490	333	3.63	27,704	490	7.02
Mortgage loans (3)	1,142,801	16,775	5.87	1,029,843	16,316	6.34
Commercial loans - Eastern Funding (3)	143,568	3,426	9.55	140,105	3,703	10.57
Other commercial loans (3)	109,176	1,491	5.46	76,076	1,358	7.14
Indirect automobile loans (3)	617,235	9,985	6.42	616,968	9,815	6.31
Other consumer loans (3)	4,062	58	5.71	3,450	66	7.65
Total interest-earning assets	2,442,702	36,048	5.89%	2,298,996	36,935	6.41%
Allowance for loan losses	(25,730)			(23,310)
Non-interest earning assets	101,694			99,626
Total assets	$2,518,666			$2,375,312

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Deposits:
NOW accounts	$85,104	52	0.24%	$81,869	63	0.31%
Savings accounts	90,290	301	1.32	90,684	360	1.57
Money market savings accounts	259,633	1,483	2.27	224,967	1,628	2.87
Retail certificates of deposit	774,146	7,161	3.67	767,063	9,425	4.87
Total retail deposits	1,209,173	8,997	2.95	1,164,583	11,476	3.91
Brokered certificates of deposit	27,047	366	5.37	74,996	1,019	5.39
Total deposits	1,236,220	9,363	3.00	1,239,579	12,495	4.00
Borrowed funds	691,465	7,286	4.12	502,870	6,211	4.83
Subordinated debt	-	-	-	7,034	140	7.79
Total interest-bearing liabilities	1,927,685	16,649	3.43%	1,749,483	18,846	4.27%
Non-interest-bearing demand checking accounts	68,123			63,405
Other liabilities	27,299			25,470
Total liabilities	2,023,107			1,838,358
Stockholders’ equity	495,559			536,954
Total liabilities and stockholders’ equity	$2,518,666			$2,375,312
Net interest income (tax equivalent basis)/interest rate spread (4)		19,399	2.45%		18,089	2.14%
Less adjustment of tax exempt income		57			92
Net interest income		$19,342			$17,997
Net interest margin (5)			3.18%			3.16%

(1) Tax exempt income on equity securities and municipal bonds is included on a tax equivalent basis.

(2) Average balances include unrealized gains (losses) on securities available for sale. Equity securities include marketable equity securities (preferred and common stocks) and restricted equity securities.

(3) Loans on non-accrual status are included in average balances.

(4) Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

(5) Net interest margin represents net interest income (tax equivalent basis) divided by average interest-earning assets.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES Selected Financial Ratios and Other Data

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007

Performance Ratios (annualized):
Return on average assets	0.28%	0.72%	0.44%	0.79%
Return on average stockholders' equity	1.41%	3.17%	2.12%	3.36%
Interest rate spread	2.45%	2.14%	2.24%	2.13%
Net interest margin	3.18%	3.16%	3.06%	3.18%

Dividends paid per share during period	$0.285	$0.285	$0.655	$0.655

	At	At		At
	September 30,	December 31,		September 30,
	2008	2007		2007
	(dollars in thousands except per share data)
Capital Ratio:
Stockholders' equity to total assets	19.06%		21.45%	22.22%
Tangible stockholders’ equity to total assets	17.51%		19.83%	20.58%

Asset Quality:
Non-accrual loans	$4,981		$2,730	$3,373
Non-performing assets	7,060		5,399	4,820
Allowance for loan losses	27,232		24,445	23,461
Allowance for loan losses as a percent of total loans	1.32%		1.29%	1.24
Non-performing assets as a percent of total assets	0.27%		0.22%	0.20%

Per Share Data:
Book value per share	$8.40		$8.94	$8.93
Tangible book value per share	7.58		8.10	8.10
Market value per share	12.79		10.16	11.59

CONTACT:
Brookline Bancorp, Inc.
Paul R. Bechet, 617-278-6405
Chief Financial Officer